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                      [Letterhead of Rosenman & Colin LLP]



July 31, 1996




Board of Directors
U.S. Drug Testing, Inc.
Rancho Cucamonga, CA  91730

Gentlemen:

You have requested our opinion as to the principal federal income tax effects to the minority stockholders (the "Minority Stockholders") of U.S. Drug Testing, Inc. ("U.S. Drug") upon consummation of the proposed merger (the "Merger") of U.S. Drug with and into a wholly-owned subsidiary of U.S. Alcohol Testing of America, Inc. ("USAT") as more fully described in the combined Consent Solicitation Statement/Prospectus (the "Prospectus") filed with the Securities and Exchange Commission on May 6, 1996 relating to the Merger, and as to certain other matters. All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Prospectus.

In connection with your request, we have reviewed the following documents: (a) the Agreement and Plan of Merger (the "Merger Agreement") dated April 23, 1996 by and among U.S. Drug, USAT and U.S. Drug Acquisition Corp. ("Acquisition Corp."), a wholly-owned subsidiary of USAT; (b) the Prospectus and the exhibits filed therewith; and (c) such other documents as we have deemed necessary or appropriate to review in rendering this opinion.

In connection with our rendering of this opinion, USAT has represented to us that:

         (1) U.S. Drug and USAT are corporations formed and validly existing under the laws of the State of Delaware.

         (2) USAT formed Acquisition Corp. as a wholly-owned subsidiary under the laws of the State of Delaware to effectuate the Merger.

         (3) USAT currently owns, and will own immediately prior to the time the Merger
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Board of Directors
July 31, 1996
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              is consummated, approximately 67% of the stock of U.S. Drug.

         (4) The Merger will be effectuated pursuant to the laws of the State of Delaware in the form of a forward triangular merger, i.e., U.S. Drug will merge with and into Acquisition Corp., with the Minority Stockholders exchanging their stock in U.S. Drug for stock in USAT and the Special Payment, and immediately after the Merger USAT will continue to own 100% of the shares of Acquisition Corp.

         (5) The liabilities of U.S. Drug assumed by Acquisition Corp. and the liabilities to which the transferred assets of U.S. Drug are subject were incurred by U.S. Drug in the ordinary course of its business.

         (6) The value of the Special Payment is too speculative to permit such value to be ascertained at the time of the Merger because the Special Payment is conditioned on a potential cash payment under a marketing agreement with an undetermined third-party which has not been executed and which may never be executed. In no event will the amount of the Special Payment exceed the value of the USAT stock received by the Minority Stockholders in the Merger.

         (7) To the best knowledge of the management of USAT, there is no plan or intention on the part of the Minority Stockholders to sell, exchange or otherwise dispose of a number of shares of USAT stock received in the transaction that would reduce the Minority Stockholders' ownership of USAT stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all the formerly outstanding stock of U.S. Drug in the hands of the Minority Stockholders as of the same date.

         (8) Acquisition Corp. will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by U.S. Drug immediately prior to the transaction.

         (9) Following the transaction, Acquisition Corp. will not issue additional shares of its stock that would result in USAT owning less the 80% of the total combined voting power of all classes of Acquisition Corp. stock entitled to vote or less than 80% of the total number of shares of all other classes of Acquisition Corp. stock.
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Board of Directors
July 31, 1996
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         (10)  USAT has no plan or intention to reacquire any of its stock issued in the transaction.

         (11) USAT has no plan or intention to liquidate Acquisition Corp., to merge Acquisition Corp. with and into another corporation, to sell or otherwise dispose of the stock of Acquisition Corp., or to cause Acquisition Corp. to sell or otherwise dispose of any of the assets of U.S. Drug acquired in the transaction, except for dispositions made in the ordinary course of business.

         (12) Following the transaction, Acquisition Corp. will continue the historic business of U.S. Drug or use a significant portion of U.S. Drug's business assets in a business.

         (13) USAT, Acquisition Corp., U.S. Drug and the shareholders of U.S. Drug will pay their respective expenses, if any, incurred in connection with the transaction.

         (14)  No stock of Acquisition Corp. will be issued in the transaction.

         (15) The fair market value of the assets of U.S. Drug transferred to Acquisition Corp. will equal or exceed the sum of liabilities assumed by Acquisition Corp., plus the amount of liabilities, if any, to which the transferred assets are subject.

         (16) U.S. Drug is not under the jurisdiction of a court in a Title 11 or similar case.


Discussion

The Merger will meet the statutory requirements of a tax free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). The Merger will be effected pursuant to Delaware law, USAT will "control" Acquisition Corp. within the meaning of Code Section 368(c) as of the effective date of the Merger and thereafter, Acquisition Corp. will acquire substantially all the assets of U.S. Drug pursuant to the Merger, and no stock of Acquiring Corp. will be issued as part of the Merger.

Conclusion
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Board of Directors
July 31, 1996
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On the basis of our review of the aforementioned documents, the representations set forth above and on the basis of federal income tax law as currently in effect, including the Code, existing judicial decisions and administrative regulations, rulings, procedures and practice, it is our opinion that the Merger will be treated as a reorganization within the meaning of Code Sections 368(a)(1)(A) and 368(a)(2)(D) with the following consequences:

         (a) no gain or loss will be recognized by the Minority Stockholders upon the receipt of the USAT Common Stock and the right to receive the Special Payment in exchange for the U.S. Drug stock;

         (b) any cash subsequently received by the Minority Stockholders in accordance with the terms of the Special Payment will constitute "boot" and will result in such Minority Stockholder recognizing gain equal to the lesser of the amount of the cash payment received or the gain realized on the overall Merger transaction;

         (c) the tax basis of the USAT stock received by the Minority Stockholders will be the same as the tax basis of the U.S. Drug stock surrendered in the Merger, plus any gain realized on the Merger transaction, less any cash received;

         (d) the holding period, for federal income tax purposes, of the USAT stock received by the Minority Stockholders will, in the hands of such stockholders, include the holding period of the shares of U.S. Drug stock exchanged therefor, provided that such stock was held as a capital asset in the hands of such Minority Stockholders on the effective date of the Merger; and

         (e) a Minority Stockholder receiving cash in lieu of a fractional share will realize a gain for federal income tax purposes to the extent of the cash received in excess of the tax basis of the fractional share.


In addition, we have reviewed the discussion under the heading "Certain Tax Consequences" in the Prospectus. In our opinion, such discussion is accurate as of the date hereof in all material respects insofar as it relates to the federal income tax aspects of the Merger as they affect U.S. Drug and the Minority Stockholders. We have not, however, independently verified any of the financial statements or assumptions set forth in the Prospectus, and, accordingly, our opinion is qualified to that extent.

We hereby consent to the use of this opinion as an exhibit to the Prospectus and to the use of our name under the heading "Certain Tax Consequences."
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Board of Directors
July 31, 1996
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Very truly yours,


ROSENMAN & COLIN LLP



By: /s/ ROSENMAN & COLIN LLP
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